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                                                                   Exhibit 10.39
                                AMENDED AGREEMENT

                  THIS Amended Agreement made as of the 7th day of August, 2001, by and between Philadelphia Suburban Corporation, a Pennsylvania corporation ("PSC"), and Richard R. Riegler (the "Executive").

                  WHEREAS, the Executive is presently employed by PSC, as its Senior Vice President - Engineering and Environmental Affairs and also serves as an officer of Philadelphia Suburban Water Company ("PSW"); and

                  WHEREAS, PSC considers it essential to foster the employment of well-qualified, key management personnel, and, in this regard, the boards of directors of PSC and PSW recognize that, as is the case with many publicly-held corporations such as PSC, the possibility of a change of control of PSC may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of PSC and PSW;

                  WHEREAS, the boards of directors of PSC and PSW have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of PSC's and PSW's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of PSC, although no such change is now contemplated;

                  WHEREAS, in order to induce the Executive to remain in the employ of PSC, PSC and PSW, for which certain of the employees of PSC, such as the Executive, provide key executive services, entered into an Agreement, effective as of January 1, 1997, to provide that the Executive would receive certain compensation in the event his employment with PSC or PSW is terminated subsequent to a "Change of Control" (as defined in Section 1 hereof) of PSC as a cushion against the financial and career impact on the Executive of any such Change of Control; and

                  WHEREAS, the agreement was amended effective as of February 1, 1999, to clarify the term of the Agreement; and

                  WHEREAS, PSC and PSW wish to amend and restate the Agreement at this time to clarify certain rights of the Executive, incorporate the amendment that was made to the Agreement effective as of February 1, 1999, and to make other desirable changes; and

                  WHEREAS, PSW is willing to enter into this Agreement with PSC in light of his role in the management of the affairs of PSW or its subsidiaries;

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                  NOW, THEREFORE, in consideration of the foregoing and the
mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be amended and restated to read as follows:

                  1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

                           (a) "Affiliate" and "Associate" shall have the
respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                           (b) "Base Compensation" shall mean the average of the
total of cash base salary and annual bonus paid to, and dividend equivalents under the Equity Compensation Plan accrued for, the Executive in each calendar year in all capacities with PSC, PSW and their Subsidiaries or Affiliates, as would be reported for Federal income tax purposes on Form W-2 if currently subject to tax, together with (i) any amounts the payment of which has been deferred by the Executive under any deferred compensation plan of PSC, PSW and their Subsidiaries or Affiliates, or otherwise, (ii) any and all salary reduction authorized amounts under any of the benefit plans or programs of PSC, PSW and their Subsidiaries or Affiliates, (iii) the value, as shown in PSC's Proxy, for each calendar year in which a grant was made, of the stock option grants made to the Executive under the Equity Compensation Plan, but excluding any amounts attributable to the exercise of stock options, and (iv) the value, based on the average value of shares vesting in each year, of any grants of Restricted Stock made to the Executive under the Equity Compensation Plan, for the three calendar years (or such number of actual full calendar years of employment, if less than three) immediately preceding the calendar year in which occurs a Change of Control or the Executive's Termination Date, whichever period produces the higher amount.

                           (c) A Person shall be deemed the "Beneficial Owner"
of any securities: (i) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person

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or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange
Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of PSC; provided, however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

                           (d) "Board" shall mean the board of directors of PSC.

                           (e) "Change of Control" shall mean:

                                    (i) any Person (including any individual,
firm, corporation, partnership or other entity except PSC or the Company or any employee benefit plan of the PSC or the Company or of any Affiliate or Associate, any Person or entity organized, appointed or established by PSC or the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the Common Stock of PSC then outstanding;

                                    (ii) during any twenty-four month period,
individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by PSC's shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

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                                    (iii) there occurs a sale of substantially
all of the assets of PSC or its liquidation is approved by a majority of its shareholders or PSC is merged into or is merged with an unrelated entity such that following the merger the shareholders of PSC no longer own more than 51% of the resultant entity. Notwithstanding anything in this Section 1(e) to the contrary, a Change of Control shall not be deemed to have taken place under clause (e)(i) above if (a) such Person becomes the beneficial owner in the aggregate of 20% or more of the Common Stock of PSC then outstanding as a result of an inadvertent acquisition by such Person if such Person, as soon as practicable, divests itself of a sufficient amount of its Common Stock so that it no longer owns 20% or more of the Common Stock then outstanding, as determined by the Board of Directors of PSC, or (ii) the shares of Common Stock required to be counted in order to meet the 20% minimum threshold described under such clause (i) include any of the shares described in subsections (i) through (iv) of section 2543(b) of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S.A. '2543(b)) as in effect on the date of adoption of the Plan.

                           (f) "Cause" shall mean 1) misappropriation of funds,
2) habitual insobriety or substance abuse, 3) conviction of a crime involving moral turpitude, or 4) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of PSC.

                           (g) "Equity Compensation Plan" shall mean PSC's 1994
Equity Compensation Plan, and its predecessors and successors.

                           (h) "Good Reason Termination" shall mean a
Termination of Employment initiated by the Executive upon one or more of the following occurrences:

                                    (i) any failure of PSC or PSW or their
successor(s) to comply with and satisfy any of the terms of this the Agreement;

                                    (ii) any significant involuntary reduction
of the authority, duties, responsibilities or reporting relationships held by the Executive immediately prior to the Change of Control;

                                    (iii) any involuntary removal of the
Executive from the employment grade, compensation level or officer positions which the Executive holds with PSC or PSW or, if the Executive is employed by a Subsidiary, with a Subsidiary, held by him immediately prior to the Change of Control, except in connection with promotions to higher office;

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                                    (iv) any involuntary reduction in the
Executive's target level of annual and long-term compensation as in effect immediately prior to the Change of Control;

                                    (v) any transfer of the Executive, without
his express written consent, to a location which is outside the Bryn Mawr, Pennsylvania area by more than 50 miles, other than on a temporary basis (less than 6 months); or

                                    (vi) the Executive being required to
undertake business travel to an extent substantially greater than the Executive's business travel obligations immediately prior to the Change of Control.

                           (i) "Normal Retirement Date" shall mean the first day
of the calendar month coincident with or next following the Executive's 65th birthday.

                           (j) "Subsidiary" shall mean any corporation in which
PSC, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which PSC, directly or indirectly, owns at least 50% of the profits or capital interests.

                           (k) "Termination Date" shall mean the date of receipt
of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

                           (l) "Termination of Employment" shall mean the
termination of the Executive's actual employment relationship with PSC, PSW and any of their Subsidiaries that actually employs the Executive.

                  2. Notice of Termination. Any Termination of Employment following a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Executive's Termination of Employment under the provision so indicated, and
(iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

                  3. Severance Compensation upon Termination.

                           (a) Subject to the provisions of Section 11 hereof,
in the event of the Executive's involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination, in either

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event within two years after a Change of Control, PSC shall pay to the
Executive, upon the execution of a release in the form required by PSC or PSW of its terminating executives prior to the Change of Control, within 15 days after the Termination Date (or as soon as possible thereafter in the event that the procedures set forth in Section 11(b) hereof cannot be completed within 15 days), an amount in cash equal to two times the Executive's Base Compensation, subject to required employment taxes and deductions. In the event that PSC does not satisfy its obligation hereunder within the required time period, PSW shall pay or cause to be paid all compensation, benefits and other amounts remaining due to the Executive upon prompt written notice to PSW that PSC has not satisfied its obligation (or a portion thereof) to the Executive.

                           (b) In the event the Executive's Normal Retirement
Date would occur prior to 12 months after the Termination Date, the aggregate cash amount determined as set forth in (a) above shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of days from the Termination Date to the Executive's Normal Retirement Date and the denominator of which shall be 365 days. In the event the Termination Date occurs after the Executive's Normal Retirement Date, no payments shall be made under this Section 3.

                  4. Other Payments and Benefits. The payment due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to the Executive under any other plan, policy or program of PSC or PSW, and their Subsidiaries or Affiliates. In addition, the Executive shall be entitled to (i) a continuation of health, dental, life and welfare benefits, excluding disability benefits, otherwise provided to senior level executives or employees generally, as the same may be amended for all such individuals from time to time, for the period of two years, (ii) continued use of the automobile furnished to the Executive for the lesser of (1) two years after the Termination Date or (2) the balance of the applicable lease term, if any, in either case to the same extent as was provided to the Executive in the calendar year immediately preceding the Change of Control and the ability to purchase such automobile from PSC or PSW at its book value at the completion of such period, and (iii) fully-paid executive level outplacement services from the provider of the Executive's choice for 6 months following the Termination Date.

                  5. Trust Fund. PSC sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to the Executive under this Agreement. Funding of such trust fund shall be subject to the discretion of PSC's President, as set forth in the agreement pursuant to which the fund has been established.

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                  6. Enforcement.

                           (a) In the event that PSC (or PSW, as appropriate)
shall fail or refuse to make payment of any amounts due the Executive under Sections 3 and 4 hereof within the respective time periods provided therein, PSC shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3 or 4, as appropriate, until paid to the Executive, at the rate from time to time announced by PNC Bank as its "prime rate" plus 1%, each change in such rate to take effect on the effective date of the change in such prime rate.

                           (b) It is the intent of the parties that the
Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, PSC shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by the Executive in enforcing any of the obligations of PSC or PSW under this Agreement.

                  7. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

                  8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by PSC, or any of its Subsidiaries or Affiliates, and for which the Executive may qualify.

                  9. No Set-Off. PSC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which PSC may have against the Executive or others.

                  10. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and PSC shall use its best efforts to satisfy promptly all such requirements.


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                  11. Certain Reduction of Payments.

                           (a) Anything in this Agreement to the contrary
notwithstanding, in the event that it shall be determined that any payment or distribution by PSC to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value, which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the loss of deduction under Section 280G of the Code. For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                           (b) All determinations to be made under this Section
11 shall be made by PSC's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to PSC and the Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon PSC and the Executive. The Executive shall then have the right to determine which of the Agreement Payments shall be eliminated or reduced in order to produce the Reduced Amount in accordance with the requirements of this Section. Within five days after this determination, PSC shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

                           (c) As a result of the uncertainty in the application
of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by PSC which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by PSC could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the Termination of Employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph and PSC shall cooperate and provide all information necessary for such review. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to PSC together with interest from the date of payment

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under this Agreement at the applicable Federal rate provided for in Section
7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by the Executive to PSC if and to the extent such payment would not reduce the limit on the amount that is deductible under Section 280G of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by PSC to or for the benefit of the Executive together with interest from the date of payment under this Agreement at the Federal Rate.

                           (d) All of the fees and expenses of the Accounting
Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by PSC. PSC agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and
(c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                  12. Term of Agreement. The term of this Agreement shall be indefinite until PSC notifies the Executive in writing that this Agreement will not be renewed at least sixty days prior to the proposed termination; provided, however, that (i) after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (ii) this Agreement shall terminate if, prior to a Change of Control, the employment of the Executive with PSC and its Subsidiaries, as the case may be, shall terminate for any reason; provided, however, that if a Change of Control occurs within 18 months after (a) the Executive's termination incurred for any reason other than a voluntary resignation or retirement (a Good Reason Termination shall not be deemed voluntary) or termination for Cause or (b) the termination of this Agreement, the Executive shall be entitled to all of the terms and conditions of this Agreement as if the Executive's termination had occurred on the date of the Change of Control.

                  13. Successor Company. PSC shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of PSC or PSW, or of any of their Subsidiaries that actually employ the Executive, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors, in accordance with the terms hereof, and to become jointly and severally obligated with PSC and PSW to perform this Agreement in the same manner and to the same extent that PSC and PSW would be required to perform if no such succession or successions had taken place. Failure of PSC or PSW to notify the

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Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor's assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, PSC and the Company shall mean PSC and PSW, respectively, and their Subsidiaries as hereinbefore defined and any such successor or successors to their business and/or assets, jointly and severally.

                  14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

                  If to PSC or to PSW, to:

                           Philadelphia Suburban Corporation
                           762 W. Lancaster Avenue
                           Bryn Mawr, PA 19010-3489
                           Attention: Chairman, Executive Compensation
                                      and Employee Benefits Committee

                  If to the Executive, to:

                           Mr. Richard R. Riegler
                           2592 Sibel Circle
                           Lansdale, PA 19446


or to such other names or addresses as PSC or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by PSC following a Change of Control, notice at the last address of PSC or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

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                  15 Governing Law. This Agreement shall be governed by and
interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

                  16. Contents of Agreement, Amendment and Assignment. This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by PSC's Executive Compensation and Employee Benefits Committee, or its successor, and signed by the parties hereto. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Executive. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by PSC or the Board.

                  17. No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of PSC or PSW.

                  18. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of PSC and PSW hereunder shall not be assignable in whole or in part.

                  19. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

                  20. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

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

                  21. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                  22. Arbitration. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Bryn Mawr, Pennsylvania, in accordance with the National Rules for the Settlement of Employment Disputes of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. PSC shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses).

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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


ATTEST:                                     PHILADELPHIA SUBURBAN CORPORATION

/s/  Suzanne Falcone                        By /s/  Roy H. Stahl
------------------------------------------     ---------------------------------
    Secretary

ATTEST:                                     PHILADELPHIA SUBURBAN WATER COMPANY

/s/  Suzanne Falcone                        By /s/  Roy H. Stahl
------------------------------------------     ---------------------------------
     Secretary


                                            EXECUTIVE

/s/  Branda A. Davis                        /s/  Richard R. Riegler
-----------------------------------------   ------------------------------------
Witness

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